Exhibit 3.2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SEVENTEENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Klook technology limited

(As adopted by a special resolution passed on 5 November, 2025, and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Class A
Ordinary Shares)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTEENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

klook technology limited

(Adopted by a special resolution passed on 5 November, and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Class A
Ordinary Shares)

1.	The name of the Company is Klook Technology Limited.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Act (As Amended), the Company has and is capable of exercising all of the functions of a natural Person of full capacity irrespective of any question of corporate benefit.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The authorized share capital of the Company is US$504,495 divided into 1,110,000,000 Ordinary Shares of par value of US$0.0004545 each, comprising of (i) 1,071,948,083 Class A Ordinary Shares of par value of US$0.0004545 each, (ii) 18,774,729 Class B Ordinary Shares of par value of US$0.0004545 each; and (iii) 19,277,188 shares of par value of US$0.0004545 each of which may be designated and issued as shares of such class or classes (however designated) as the Board may determine in accordance with this Memorandum and the Articles of Association of the Company. Subject to the Statute and the Articles of Association of the Company, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	If the Company is registered as an exempted company, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Amended) and, subject to the provisions of the Companies Act (As Amended) and the Articles of Association of the Company, it shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTEENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

klook technology limited

(Adopted by a special resolution passed on 5 November, and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Class A
Ordinary Shares)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“ADS”	means an American Depositary Share representing Class A Ordinary Share(s).

“Affiliate”	means, in respect of a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and (i) in the case of a natural Person, shall include such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural Person, which directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, such entity.

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolution.

“Audit Committee”	means the audit committee of the Company formed by the Board pursuant hereto, or any successor audit committee.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Beneficial Ownership”	shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the United States, Hong Kong, Singapore, London or the PRC.

“Chairman”	means the chairman of the Board.

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Ordinary Share”	means a class A ordinary share of par value US$0.0004545 each in the share capital of the Company having the rights set out in these Articles.

“Class B Ordinary Share”	means a class B ordinary share of par value US$0.0004545 each in the share capital of the Company having the rights set out in these Articles.

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Communication Facilities”	means technology (including without limitation video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities) by means of which all natural persons participating in a meeting are capable of hearing and being heard by each other.

“Company”	means Klook Technology Limited, a Cayman Islands exempted company.

“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed with the Commission by the Company or which has otherwise been notified to Members.

“Control”	means, in relation to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of Beneficial Ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to Control the composition of a majority of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Designated Stock Exchange”	means the stock exchange on which any Shares or ADSs are listed for trading.

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Designated Stock Exchange.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof.

“Family Member”	means, with respect to any natural Person, (a) such Person’s spouse, parents, siblings and other individuals living in the same household and (b) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Government Authority”	means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or anybody that exercises the function of a regulator.

“Key Parties”	means Lin Zhaowei and GNOCK FAH Wong Chee How, and “Key Party” means any of them.

“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body.

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules, as determined by the Board.

“IPO”	means the initial public offering of the Company’s American Depositary Shares representing its Class A Ordinary Shares.

“Member”	means a Person for the time being duly registered in the Register of Members as a holder of Shares.

“Memorandum”	means the memorandum of association of the Company, as amended and altered from time to time.

“Non-independent Director”	means a Director who is not an Independent Director.

“Ordinary Resolution”	a Members resolution passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a general meeting of Members by the affirmative vote of not less than a simple majority of all votes, cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at such general meeting (of which notice has been duly given).

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Government Authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for purposes hereof excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the island of Taiwan.

“Present”	means in respect of any Person, such Person’s presence at a general meeting of Members (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the venue specified in the notice convening the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities in accordance with procedures specified in the notice convening such general meeting; and “Presence” shall be construed accordingly.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Secretary”	means any natural Person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute.

“Special Resolution”	means a Members resolution expressed to be a special resolution and passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a general meeting of Members by the affirmative vote of not less than two thirds (2/3) of all votes, calculated on a fully converted basis, cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at such general meeting (of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	means the Companies Act (As Revised) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“US$”	means the lawful money of the United States of America.

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

“Virtual Meeting”	means any general meeting of Members (or any meeting of the holders of any Class of Shares) at which the Members (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to be present solely by means of Communication Facilities.

2.	In these Articles:

2.1.	words importing the singular number include the plural number and vice versa;

2.2.	words importing the masculine gender include the feminine gender;

2.3.	words importing persons include corporations;

2.4.	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5.	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6.	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7.	the term “voting power” refers to the number of votes attributable to the Shares in accordance with the terms of the Memorandum and Articles;

2.8.	the term “or” is not exclusive;

2.9.	the term “including” will be deemed to be followed by, “but not limited to”;

2.10.	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.11.	the term “day” means “calendar day”, and “month” means calendar month;

2.12.	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.13.	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.14.	when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.15.	“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding convertible securities and all Shares reserved for issuance under any of the Company’s share incentive plans or employee stock incentive plans as issued and outstanding;

2.16.	references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

2.17.	all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies);

2.18.	if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.19.	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.20.	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.	The authorized share capital of the Company is US$504,495 divided into 1,110,000,000 Ordinary Shares of par value of US$0.0004545 each, comprising of (i) 1,071,948,083 Class A Ordinary Shares of par value of US$0.0004545 each, (ii) 18,774,729 Class B Ordinary Shares of par value of US$0.0004545 each; and (iii) 19,277,188 shares of par value of US$0.0004545 each of which may be designated and issued as shares of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and these Articles, subject to any alteration of share capital effected pursuant to Articles 56 to 58.

4.	Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.	Subject to the Statute, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).	allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, to such Persons, at such times and on such other terms as they think proper;

(b).	grant rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c).	issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.	The Directors may authorize the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board or by an Ordinary Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Board may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other Class or any other series of shares;

(d).	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other Class or any other series of shares;

(f).	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g).	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other Class of shares or any other series of preferred shares;

(i).	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of shares or any other series of preferred shares; and

(j).	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate Class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any Class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any shares of any Class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

8.	The Company shall not issue Shares to bearer.

9.	The Company may in connection with the issue of any shares exercise all powers of paying commissions and brokerage conferred or permitted by Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

11.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Member such fractions shall be accumulated.

REGISTER OF MEMBERS

12.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

16.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorise certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

17.	No certificate shall be issued representing Shares of more than one Class.

18.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

19.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

20.	Share certificates shall be issued within the relevant time limit as prescribed by Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

21.	(1) Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the Shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION, REPURCHASE AND SURRENDER

23.	Subject to the provisions of the Statute and these Articles, the Company may:

(a).	issue Shares that are to be redeemed or are liable to be redeemed at the option of a Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b).	purchase Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and;

(c).	make a payment in respect of the redemption or purchase of Shares in any manner permitted by the Statute, including out of capital.

24.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

25.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

26.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

27.	The Board may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a treasury share. The Board may determine to cancel a treasury share or transfer a treasury share on such terms as it thinks proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

28.	The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.	The Company shall have a first and paramount lien and charge on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a Share shall extend to all dividends or other monies payable in respect thereof.

30.	The Company may sell, in such manner as the Board thinks fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) calendar days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the Share, or the Person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

31.	To give effect to any such sale, the Board may authorize any Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

32.	The net proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

33.	Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the Shares. A call may be revoked or postponed as the Board may determine. A call may be made payable by installments.

34.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

35.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.	If a sum called in respect of a Share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest either wholly or in part.

37.	Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the Share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

38.	Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

39.	The Board may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at a rate as may be agreed upon between the Board and the Member paying such sum in advance. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

40.	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) calendar days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the Shares in respect of which such notice was given will be liable to be forfeited.

41.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.

42.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board sees fit.

43.	A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the Shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.

44.	A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a Share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all Persons claiming to be entitled to the Share. The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share and shall not be bound by the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

45.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

46.	The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSFER OF SHARES

47.	Subject to these Articles, any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

48.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

49.	The Directors shall register any transfer of Shares except where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company or applicable Laws which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms, or such applicable Law, as the case may be. If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

50.	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of any Share unless:

(a).	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).	the instrument of transfer is in respect of only one Class of Shares;

(c).	the instrument of transfer is properly stamped, if required;

(d).	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

51.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

52.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

53.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognized by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

54.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

55.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

56.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by an Ordinary Resolution:

(a).	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).	divide its Shares into several Classes and, without prejudice to any special rights previously conferred on the holders of existing Shares, attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine; provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favorable voting rights, must include the words “restricted voting” or “limited voting”;

(d).	subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new Shares;

(e).	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided; and

(f).	perform any action not required to be performed by Special Resolution.

57.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorize some Person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

58.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).	change its name;

(b).	alter, amend or add to these Articles;

(c).	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).	reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

59.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).	Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).	Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c).	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings (including extraordinary general meetings) of the Company. Holders of Ordinary Shares shall, at all times, vote together as one Class on all matters submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings (including annual and extraordinary general meetings) of the Company and each Class B Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings (including annual and extraordinary general meetings) of the Company.

(d).	Conversion

(i)	Each Class B Ordinary Share is convertible into one (1) fully paid Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share by delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

(ii)	Upon the earlier of (a) the fifteenth (15th) anniversary of the closing of the Company’s IPO, or (b) such time as the number of Class B Ordinary Shares then outstanding represents less than thirty percent (30%) of the total number of Class B Ordinary Shares outstanding immediately following the closing of the Company’s IPO, each issued and outstanding Class B Ordinary Share shall automatically and immediately convert into one (1) fully-paid Class A Ordinary Share.

(iii)	Upon the death of any Key Party, all Class B Ordinary Shares beneficially owned by such Key Party and the Affiliates of such Key Party shall automatically and immediately be converted into an equal number of Class A Ordinary Shares on the date that is six (6) months after the death of such Key Party. During the period commencing on the date of such Key Party’s death and ending on the date that is six (6) months thereafter, the voting rights attached to all Class B Ordinary Shares beneficially owned by such Key Party and the Affiliates of such Key Party shall be exercisable by a person designated in writing by such Key Party and approved by the Board.

(iv)	Upon the cessation of service of any Key Party from all positions held as an officer and/or Director of the Company, all Class B Ordinary Shares beneficially owned by such Key Party and the Affiliates of such Key Party shall automatically and immediately be converted into an equal number of Class A Ordinary Shares as of the effective date of such cessation of service.

(v)	Upon the occurrence of any event or circumstance constituting “Cause” (as defined in the Form of Employment Agreement filed as an exhibit to the Company’s registration statement filed with the Commission in connection with its IPO, without giving effect to any subsequent amendment or modification thereof) in respect of any Key Party, all Class B Ordinary Shares beneficially owned by such Key Party and the Affiliates of such Key Party shall automatically and immediately be converted into an equal number of Class A Ordinary Shares as of the date on which such Cause event is determined to have occurred.

(vi)	Subject to these Articles, upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any Person which is not a Key Party or an Affiliate of a Key Party, or upon a change of Beneficial Ownership of any Class B Ordinary Shares as a result of which any Person who is not a Key Party or an Affiliate of a Key Party of such holder becomes a beneficial owner of such Ordinary Shares, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Register of Members; (ii) the creation of any pledge, charge, encumbrance or other third-party right of whatever description on any Class B Ordinary Shares to secure any contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition for the purpose of this Article unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party who is not a Key Party or an Affiliate of a Key Party becoming a beneficial owner of the relevant Class B Ordinary Shares in which case all the related Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares, and (iii) any sale, transfer, assignment or disposition of any Class B Ordinary Shares by a holder thereof to any Person which is a Key Party or an Affiliate of a Key Party shall not trigger the automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares as contemplated under this Article.

(vii)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article shall be effected by means of the re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share together with such rights and restrictions and which shall rank pari passu in all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

(viii)	Upon conversion, the Company shall allot and issue the relevant Class A Ordinary Shares to the converting Member, enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares.

(ix)	Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

(x)	Save and except for voting rights and conversion rights as set out in this Article, Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

VARIATION OF RIGHTS OF SHARES

60.	Subject to the provision of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than a majority of the issued Shares of that Class, or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class.

61.	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate Class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such Class and that any Member holding Shares of such Class Present may demand a poll.

62.	Subject to the provisions of these Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

REGISTERED OFFICE

63.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

64.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

65.	The Company may, but shall not (unless otherwise required by the Statute or Designated Stock Exchange Rules) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting of the Company shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

66.	The Chairman or a majority of the Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

67.	A Members’ requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition in the aggregate, not less than one third of all votes attaching to the issued and outstanding Shares entitled to vote at general meetings of the Company as at the date of the requisition.

68.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

69.	If there are no Directors as at the date of the deposit of a Member’s requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said twenty-one (21) calendar days.

70.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

71.	At least seven (7) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of all votes attaching to the issued and outstanding Shares entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place (except in the case of a Virtual Meeting), the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by a majority in the number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than two-thirds (2/3) in voting rights of the Shares giving that right.

72.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

73.	No business shall be transacted at any general meeting unless a quorum is Present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, the holder(s) of Shares which carry a majority of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall constitute a quorum (which shall include the Key Parties or a Member Controlled by the Key Parties); unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member Present.

74.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, presence at the relevant general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities may be utilized (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Member or other participant of the meeting who wishes to utilize such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

75.	The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply: the chairman of the meeting shall be deemed to be Present at the meeting; and, if the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

76.	A Person may participate at a general meeting by telephone or other similar communications equipment by means of which all the Persons participating in such meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

77.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

78.	If a quorum shall not be Present at any general meeting, the Members holding a majority of the aggregate voting power of all of the Shares of the Company Present at the meeting may adjourn the meeting from time to time, until a quorum shall be Present; provided that, if notice of such meeting has been duly delivered to all Members seven (7) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not Present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with an updated notice delivered to all Members 48 hours prior to the adjourned meeting in accordance with the notice procedures under these Articles and, if at the adjourned meeting, the quorum is not Present within half an hour from the time appointed for the meeting solely because of the absence of any Member, then the Members Present at the adjourned meeting shall form a quorum (which shall include the Key Parties or a Member Controlled by the Key Parties). At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

79.	The Chairman, if any, shall preside as chairman at every general meeting of the Company, or if there is no such Chairman, or if he or she shall not be Present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors Present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

80.	With the consent of a general meeting at which a quorum is Present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

81.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

82.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

83.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting.

84.	A poll on a question of adjournment shall be taken forthwith.

VOTES OF MEMBERS

85.	Subject to any rights and restrictions for the time being attached to any Share, every Member Present shall, at an annual or extraordinary general meeting of the Company, have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share, in each case of which he is the holder.

86.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural Person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

87.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

88.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a Class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

89.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

90.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands.

91.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

92.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member.

93.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting, provided that the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

94.	The instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

95.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

96.	Any corporation or other non-natural Person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

97.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

98.	If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

99.	Unless otherwise determined by the Company by an Ordinary Resolution, the authorized number of Directors shall not be less than three (3) Directors, and there shall be no maximum number of Directors.

100.	The Board shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board, save and except that if the Chairman is not present at a meeting of the Board within fifteen (15) minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board, the attending Directors may choose one of their number to be the chairman of the meeting.

101.	Subject to these Articles, the Company may by Ordinary Resolution appoint any Person to be a Director.

102.	Subject to these Articles, the Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, which shall include the affirmative votes of the Key Parties, appoint any Person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board. For the avoidance of any doubt, in the event a Director is to be re-elected and reappointed by the Board, the Director shall recuse himself or herself from voting on the resolution regarding his or her own re-election and reappointment. The Director may, however, exercise his or her voting rights with respect to the re-election and reappointment of other Directors.

103.	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

104.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

105.	Notwithstanding anything in these Articles or in any agreement between the Company and any Director (but without prejudice to any claim for damages under such agreement), the Key Parties shall only be removed by a Special Resolution of the Company. A Director other than the Key Parties shall be removed by the affirmative votes of a simple majority of the other Directors present and voting at a Board meeting only to the extent that such votes include the affirmative votes of the Key Parties, or by Ordinary Resolution of the Company. Save as otherwise provided by these Articles, a vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting only to the extent that such votes include the affirmative votes of the Key Parties. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than two (2) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal but shall recuse himself or herself from voting on the resolution regarding his or her own removal.

106.	The remuneration of the Directors or past Directors, including by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled), may be determined by the Board or by a committee designated by the Board.

107.	The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

108.	Subject to applicable Law, Designated Stock Exchange Rules and the Articles, the Board may establish any committee (consisting of such member or members of their body as they think fit) as the Board shall deem appropriate from time to time, and such committees shall have such rights, powers and privileges as granted to them by the Board from time to time.

POWERS AND DUTIES OF DIRECTORS

109.	Subject to the provisions of the Statute, the Memorandum and these Articles, the business and affairs of the Company shall be conducted as directed by the Board. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

110.	The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

111.	Subject to these Articles, the Directors may from time to time appoint any natural Person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural Person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

112.	The Directors may appoint any natural Person or corporation to be a Secretary (and if need be, two or more Persons as joint Secretaries, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

113.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

114.	(1) The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

(2) All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

115.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural Person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural Person or corporation.

116.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural Person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.	The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party. Debentures, bonds and other securities may be made assignable free from any equities between the Company and the Person to whom the same may be issued. Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Members, appointment of Directors and otherwise.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

119.	The office of a Director shall be vacated if:

(a).	he gives notice in writing to the Company that he resigns the office of Director;

(b).	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).	is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).	he is found to be or becomes of unsound mind;

(e).	without the consent of the other Directors, he is absent from Board meetings for a continuous period of six months; or

(f).	is removed from office pursuant to any other provision of these Articles.

MEETINGS OF THE BOARD

120.	The Board shall meet at such times and in such places as the Board shall designate from time to time. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

121.	Notice of a Board meeting shall be given two (2) calendar days prior to the meeting counting from the date service is deemed to take place as provided in these Articles and excluding the proposed date of the Board meeting; provided that such requirement may be waived in writing by a majority of the Directors then in office.

122.	Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors then in office at which there is a quorum, with each having one (1) vote and in case of an equality of votes the Chairman shall have a second or casting vote.

123.	A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

124.	The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of a majority of Directors then in office shall constitute a quorum (which shall include the Key Parties). A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

125.	If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum (which shall include the Key Parties), provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with these Articles.

126.	A resolution in writing (in one or more counterparts), signed by all of the Directors then in office or all of the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

127.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

128.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

129.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

130.	The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

DIRECTORS’ INTERESTS

131.	A Director may:

(a).	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favor of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favor of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

132.	Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 133 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7 of Form 20-F promulgated by the Commission, shall require the approval of the Audit Committee.

133.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified Person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

134.	Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

135.	The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

136.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

ALTERNATE DIRECTORS

137.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

138.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

139.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

140.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

141.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE

142.	Without prejudice to the freedom of the Directors to establish any other committees, for so long as the Shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee as adopted by the Board, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

143.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

144.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

145.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

146.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

147.	Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the Share Premium Account or as otherwise permitted by the Statute.

148.	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

149.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

150.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

151.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

152.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

153.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

154.	Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be invested or otherwise made use of by the Board for the benefit of the Company until claimed, or be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

155.	Subject to applicable Law, the Directors may:

(a).	resolve to capitalize any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).	appropriate the sum resolved to be capitalized to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d).	authorize a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the issuance and allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).	generally do all acts and things required to give effect to the resolution.

156.	Notwithstanding any provisions in these Articles, the Directors may resolve to capitalize any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members;

(b).	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or Members; or

(c).	any depositary of the Company for the purposes of the issue, allotment and delivery by the depositary of ADSs to employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members.

BOOKS OF ACCOUNT

157.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

158.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

159.	Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.	The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

161.	If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

163.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

164.	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

165.	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price, provided that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.	Save where these Articles provide otherwise, notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, overnight or international courier, facsimile or electronic mail to him or to his address as shown in the Register of Members (or where the notice is given by facsimile or electronic mail, by sending it to the facsimile number or electronic address provided by such Member), or by placing it on the Company’s Website.

168.	A notice may be given by the Company to the joint holders of record of a Share by giving the notice to the joint holder first named on the Register of Members in respect of the Share.

169.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

170.	Notice of every general meeting shall be given in any manner hereinbefore authorized to: (a) every Person shown as a Member in the Register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members; and (b) every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting. No other Person shall be entitled to receive notices of general meetings.

171.	Any notice or other document, if served by:

(a).	post, shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other Person appointed by the Board that the envelope or wrapper containing the notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b).	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d).	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).	placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

172.	Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

173.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

174.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

INFORMATION

175.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

176.	The Board shall be entitled to release or disclose any information in its possession, custody or Control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

177.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

178.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

179.	Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.

FISCAL YEAR

180.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

DISCLOSURE

181.	Subject to compliance with applicable Laws, the Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to the Designated Stock Exchange any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company, if:

(a).	the Company or that person, as the case may be, is lawfully required to do so under the Laws of any jurisdiction to which the Company is subject;

(b).	such disclosure is in compliance with the Designated Stock Exchange Rules (to the extent applicable);

(c).	such disclosure is in accordance with any contract entered into by the Company; or

(d).	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

TRANSFER BY WAY OF CONTINUATION

182.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

183.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

SUBMISSION TO JURISDICTION

184.	For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands and Singapore shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Statute or these Articles including but not limited to any purchase or acquisition of Shares, security or guarantee provided in consideration thereof, (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognised under the laws of the United States of America from time to time), or (v) hearing, settling and/or determining any dispute, controversy or claim whether arising out of or in connection with these Articles or otherwise. Any state or federal court in the State of New York shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim in relation to any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, unless otherwise agreed by the Company in writing. Without prejudice to the foregoing, if any part of this Article is held to be illegal, invalid or unenforceable under applicable laws, the illegal, invalid or unenforceable portion of this Article shall not affect or impair the legality, validity or enforceability of the rest of the Articles and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company. Any person or entity purchasing or otherwise acquiring any share in or of the Company or other security of the Company whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the provisions of this Article.